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                                                                    EXHIBIT 11.1

                             METAL MANAGEMENT, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS       THREE MONTHS
                                                                   ENDED              ENDED
                                                                  JUNE 30,           JUNE 30,
                                                                    1998               1997
                                                                ------------       ------------
Earnings:
  Net income (loss) from continuing operations applicable to
     common stock...........................................      $(1,593)           $   286
  Gain on sale of discontinued operations, net..............           47                101
  Extraordinary charge, net.................................         (862)                 0
                                                                  -------            -------
          Net income (loss) applicable to common stock......      $(2,408)           $   387
                                                                  =======            =======
Basic earnings per share:
Weighted average common shares outstanding..................       34,284             12,956
                                                                  =======            =======
Per share amounts:
  Net income (loss) from continuing operations applicable to
     common stock...........................................      $ (0.05)           $  0.02
  Gain on sale of discontinued operations...................         0.00               0.01
  Extraordinary charge, net.................................        (0.02)              0.00
                                                                  -------            -------
          Net income (loss) applicable to common stock......      $ (0.07)           $  0.03
                                                                  =======            =======
Diluted earnings per share:
Weighted average common shares outstanding..................       34,284             12,956
Common stock equivalents(1).................................            0              1,977
                                                                  -------            -------
          Total.............................................       34,284             14,933
                                                                  =======            =======
Per share amounts:
  Net income (loss) from continuing operations Applicable to
     common stock...........................................      $ (0.05)           $  0.02
  Gain on sale of discontinued operations...................         0.00               0.01
  Extraordinary charge, net.................................        (0.02)              0.00
                                                                  -------            -------
          Net income (loss) applicable to common stock......      $ (0.07)           $  0.03
                                                                  =======            =======
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(1) For the three months ended June 30, 1998, common stock equivalents were not added to the weighted average shares outstanding as the result would have been anti-dilutive.

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